Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Linda Flynn, (212) 235-2191

Linda.Flynn@tphs.com

Trinity Place Holdings Closes Sale of Commercial Condominium to the New York City School Construction Authority

77 Greenwich achieves an important milestone

NEW YORK, NY (April 8, 2020). Trinity Place Holdings Inc. (NYSE: TPHS) (the “Company”) announced today that it conveyed a commercial condominium unit at the base of 77 Greenwich Street to the New York City School Construction Authority (“SCA”) on April 6, 2020, as per the terms of an agreement with the SCA signed and announced in 2017. The SCA will complete the buildout of the interior space, planned to become an approximately 476 seat public elementary school. With frontage along Greenwich Street, Trinity Place, and facing the new Elizabeth Berger Park, 77 Greenwich is a mixed-use development underway consisting of a ground floor retail unit owned by the Company, the nine-story school unit at the base of the building now owned by the SCA, and 90 residential condominium units above which are currently being marketed for sale. The conveyance represents the achievement of a significant milestone under the project’s construction loan.

“Lower Manhattan has become a highly sought-after family friendly neighborhood, and we’re glad to help provide a brand new public elementary school for district parents,” said Matthew Messinger, President & CEO of Trinity Place Holdings Inc. “Trinity Place Holdings is proud to be part of this public-private partnership to build new school seats in the heart of the city.”

“We are very excited for the new school at 77 Greenwich,” said Jessica Lappin, President of the Alliance for Downtown New York. “We are also thrilled that it will be located directly across the street from the soon to be completed Elizabeth Berger Park. The neighborhood has great needs for both open space and school seats and these two community assets will work in tandem to meaningfully enrich life in Lower Manhattan."

77 Greenwich Development Project

•	The Company’s Lower Manhattan mixed-use condominium development, 77 Greenwich, is approximately 80% complete. The tower has structurally topped-out and is 90% enclosed, exclusive of the hoist section.

•	Sales of the residential condominiums are underway with several units under contract. For more information visit 77Greenwich.com.

About Trinity Place Holdings

Trinity Place Holdings Inc. (NYSE: TPHS) (the “Company”) is a real estate holding, investment and asset management company. The Company’s business is primarily to own, invest in, manage, develop and/or redevelop real estate assets and/or real estate related securities. The Company currently owns or has interests in three multi-family properties, 250 North 10th Street and the Berkley in Williamsburg, Brooklyn and 237 11th Street in Gowanus/Park Slope, Brooklyn. The Company also owns a retail property in Paramus, New Jersey. Several of its current assets are the legacy of certain Syms Corp. and Filene’s Basement holdings as a result of those companies having emerged from Chapter 11 bankruptcy under a plan of reorganization in September 2012, including certain intellectual property and $241.5 million of Federal tax net operating losses as well as significant state losses (as of December 31, 2019). More information on the Company can be found at trinityplaceholdings.com and on our residential properties at theberkleybk.com as well as 237eleventh.com and tfc.com/residential/250n10.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include those related to the rapidly evolving COVID-19 pandemic, such as its impact on construction and other impacts the scope of which is not yet known, as well as other possible risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date hereof, and we assume no obligation to update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.

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